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For information contact: Tom Gelston, Director - Investor Relations (203) 222-5943

TEREX ANNOUNCES COMPLETION OF NEW SENIOR LENDING FACILITY AND

REDEMPTION OF REMAINING $200 MILLION OF 10-3/8% SENIOR SUBORDINATED NOTES

WESTPORT, CT, July 17, 2006 -- Terex Corporation (NYSE: TEX) today announced that it has entered into a new senior lending facility, which includes a revolving line of credit of $700 million and new senior term debt of $200 million. The co-lead arrangers for the new senior lending facility were Credit Suisse Securities (USA) LLC, UBS Securities LLC and Citigroup Global Markets Inc. Terex utilized the proceeds of its new senior term debt and cash on hand to pay in full its previously outstanding senior term debt of approximately $229 million.

In addition, Terex announced that it will redeem the remaining $200 million outstanding principal amount of its 10-3/8% Senior Subordinated Notes due 2011, effective August 14, 2006. As set forth in the indenture for these Notes, Terex will pay holders 105.188 percent of the principal amount plus accrued and unpaid interest of approximately $38.33 per $1,000 principal amount at the redemption date. These Notes were originally issued on March 29, 2001.

"Our new credit agreement is an important step forward in the evolution of Terex’s capital structure," stated Phil Widman, Senior Vice President and Chief Financial Officer. “Most importantly, the new revolving credit facility provides the liquidity that we need to efficiently manage our working capital needs, and allows us to significantly reduce the large cash balances with which we have historically operated. In addition to increased liquidity and an extended term, the new facility has a lower cost compared to our previous senior lending arrangement. Completing the redemption of the 10 3/8% Notes was a major component of our 2006 strategic plan and is a significant accomplishment towards reaching our goal of eliminating high cost debt from our capital structure."

Further, effective today, Terex’s previously announced split of its common stock has been completed, and Terex common stock will trade on the New York Stock Exchange reflecting the 2-for-1 stock split.

Safe Harbor Statement

This press release may contain forward-looking information based on Terex’s current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex’s control, include among others: Terex’s business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; Terex’s business is sensitive to fluctuations in interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex’s businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex’s business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; Terex’s continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex’s ability to timely manufacture and deliver products to customers; possible work stoppages and other labor matters; Terex’s debt outstanding and the need to comply with restrictive covenants contained in Terex’s debt agreements; Terex’s ability to file its periodic reports with the SEC on a timely basis; the previously announced SEC investigation of Terex; Terex’s ability to maintain adequate disclosure controls and procedures and adequate internal controls over financial reporting; Terex’s implementation of a global enterprise system and its performance; compliance with applicable environmental laws and regulations; product liability claims and other liabilities arising out of Terex’s business; and other factors, risks, uncertainties more specifically set forth in Terex’s public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2005 revenue of $6.4 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

500 Post Road East, Suite 320, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

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